Exhibit 99.1

PRESS RELEASE
Contact:	Jeff Kip
Senior Vice President, Chief Financial Officer (314-633-7289)
Panera Bread Reports System-Wide Comparable Bakery-Cafe Sales Increased 3.1% For the Four Weeks Ended April 24, 2007
St. Louis, MO, May 2, 2007 — Panera Bread Company (Nasdaq:PNRA) today reported system-wide comparable bakery-cafe sales increased 3.1% for the four weeks ended April 24, 2007. The breakdown between Company-owned and franchise-operated bakery-cafes is as follows for the periods indicated:

	For the 4 weeks ended	Year-to-date through
	April 24, 2007	April 24, 2007
Company-owned	2.1%	0.1%
Franchise-operated	3.6%	1.0%
Total System	3.1%	0.7%
Company-owned comparable bakery-cafe sales percentages are based on sales from bakery-cafes that have been in operation and Company-owned for at least 18 months. Franchise-operated comparable bakery-cafe sales percentages are based on sales from franchised bakery-cafes that have been in operation for at least 18 months. Both Company-owned and franchise-operated comparable bakery-cafe sales exclude closed locations.
Also, the Company will hold its 2007 Annual Meeting of Stockholders at 10:30 A.M., Central Daylight Time, on Thursday, May 24, 2007 at the Crowne Plaza Hotel, Crystal Ballroom, at 7750 Carondelet Avenue, Clayton, Missouri 63105.
Included above are franchise-operated and system-wide comparable bakery-cafe sales percentages. System-wide sales is a non-GAAP financial measure which includes sales at all Company-owned bakery-cafes and franchise-operated bakery-cafes, as reported by franchisees. Management uses system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses. Management believes system-wide sales information is useful in assessing consumer acceptance of the Company’s brand and facilitates an understanding of financial performance as the Company’s franchisees pay royalties and contribute to advertising pools based on a percentage of their sales.
Panera Bread Company owns and franchises bakery-cafes under the Panera Bread® and Saint Louis Bread Co.® names. With its identity rooted in handcrafted, fresh-baked, artisan bread, Panera Bread is committed to providing great tasting, quality food that people can trust. Highlighted by antibiotic free chicken, whole grain bread, select organic and all-natural ingredients and a menu free of man-made trans fat, Panera’s bakery-cafe selection offers flavorful, wholesome offerings. The menu includes a wide variety of year-round favorites, complemented by new items introduced seasonally with the goal of creating new standards in everyday food choices. In neighborhoods across the country, guests are enjoying Panera’s warm and welcoming environment featuring comfortable gathering areas, relaxing decor, and free internet access provided through a managed WiFi network. At the close of each day, Panera Bread bakery-cafes donate bread and baked goods to community organizations in need. Additional information is available on the Company’s website, panerabread.com.